JOINT FILER INFORMATION

NAME:   Frost-Nevada Investments Trust
ADDRESS:    4400 Biscayne Blvd

Designated Filer:  Phillip Frost, M.D.

Issuer and Ticker Symbol: Ladenburg Thalmann Financial Services Inc. (LTS)

Date of Event Requiring
Statement:   March 11, 2005

FROST-NEVADA INVESTMENTS TRUST

by: /s/ Phillip Frost, M.D.
 Phillip Frost, M.D., Trustee